EXHIBIT 1

   IIJ Announces the Acquisition of Additional Shares of IIJ Media
                         Communications Inc.

    TOKYO--(BUSINESS WIRE)--June 4, 2004--Internet Initiative Japan Inc. (IIJ, NASDAQ: IIJIE), one of Japan's leading Internet access and comprehensive network solutions providers, today announced the acquisition of additional shares of IIJ Media Communications Inc.
(IIJ-MC) effective immediately. IIJ's stake in IIJ-MC's stock increased to 60.1% from the previously held amount of 50.1%.

1. Outline of IIJ-MC
    Company Name: IIJ Media Communications Inc.
    Location: 1-105, Kanda Jinbo-cho, Chiyoda-ku, Tokyo
    Representative: Koichi Suzuki
    Establishment: January 30, 1995
    Main Business Activities: Web hosting and broadcasting over the Internet
    Accounting Period: April - March
    Number of Employees: 30
    Capital: JPY80,000,000


2. Number of Shares and voting rights before and after acquisition

                                                Before       After
                                             June 4, 2004 June 4, 2004
                                              ------------------------
Number of voting rights held by IIJ
 (Number of shares held by IIJ)                      802         962
Total number of voting rights
 (Total number of outstanding shares)              1,600       1,600
Ratio of IIJ's holdings to Total voting rights
 (Ratio of IIJ's holdings to Total shares
  outstanding)                                      50.1        60.1

3. Summary of the acquisition

    Company from which shares were acquired: Tokyu Corporation
    Schedule: June 4, 2004

    About IIJ

    Founded in 1992, Internet Initiative Japan Inc. (IIJ, NASDAQ:
IIJIE) is one of Japan's leading Internet-access and comprehensive network solutions providers. The company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design.
    The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the SEC, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

    CONTACT: IIJ Group
             Media Relations:
             Naoshi Yoneyama, +81-3-5259-6310
             Investor Relations:
             Hiroaki Tsuno, +81-3-5259-6310
             press@iij.ad.jp
             http://www.iij.ad.jp/